                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated April 22, 1998, on the consolidated financial statements of Continental Resources, Inc. and subsidiary and our report dated June 4, 1998, on the Statements of Revenues and Direct Operating Expenses of Oil and Gas Properties Included in the Purchase Agreement Between Continental Resources, Inc. and Bass Enterprises Production Co. and to all references to our Firm included in this registration statement.

                                          ARTHUR ANDERSEN LLP


Oklahoma City, Oklahoma
October 16, 1998